Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Shelley Weibel/Crocs, Inc.
(303) 848-7000
sweibel@crocs.com

Crocs, Inc. Reports 2010 Fourth Quarter and Full Year Financial Results

Fourth Quarter Revenue Increased 32% to $179 Million

Fourth Quarter Diluted EPS Improved to $0.05

Full Year 2010 Revenue Increased 22% to $790 Million

Full Year 2010 Diluted EPS Improved to $0.76

Year-End Cash Increased 88% to $145.6 million

2010 Year-End Backlog Increased 57%

NIWOT, COLORADO — February 24, 2011 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

Revenue for the fourth quarter of 2010 increased 32% to $179.2 million, over revenue of $136.0 million reported in the fourth quarter of 2009.  Net income for the fourth quarter 2010 improved to $4.7 million, or $0.05 per diluted share compared to a net loss of $11.4 million, or ($0.13) per diluted share in the fourth quarter 2009.

Year-over year fourth quarter changes in the Company’s channel and regional revenue streams were as follow:

•                  Wholesale sales increased 27% to $97.7 million;

•                  Retail sales increased 36% to $59.6 million;

•                  Internet sales increased 44% to $21.9 million;

•                  Americas increased 36% to $94.1 million;

•                  Asia increased 24% to $62.4 million;

•                  Europe increased 37% to $22.7 million.

Gross profit for the fourth quarter of 2010 increased 43% to $86.3 million, or 48.2% as a percentage of sales, from $60.3 million, or 44.3% of sales in same period last year. Selling, General, & Administrative expenses (including foreign exchange, restructuring, impairment, and charitable contributions) increased

9% to $80.9 million versus $74.1 million a year ago. As a percentage of sales, SG&A decreased to 45.1% from 54.5% in the fourth quarter of 2009.

Revenue for 2010 increased 22% to $789.7 million, over revenue of $645.8 million reported in 2009.  Net income for 2010 improved to $67.7 million, or $0.76 per diluted share compared to a net loss of $42.1 million, or ($0.49) per diluted share in 2009.

Year-over year annual changes in the Company’s channel and regional revenue streams were as follow:

•                  Wholesale sales increased 19% to $481.8 million;

•                  Retail sales increased 29% to $232.9 million;

•                  Internet sales increased 24% to $75 million;

•                  Americas increased 25% to $377.1 million;

•                  Asia increased 20% to $284.8 million;

•                  Europe increased 21% to $127.7 million.

Gross profit for 2010 increased 41% to $423.8 million or 53.7% as a percentage of sales, from $301.0 million, or 46.6% of sales in 2009. Selling, General, & Administrative expenses (including foreign exchange, restructuring, impairment, and charitable contributions) decreased 3% to $342.7 million versus $352.1 million a year ago. As a percentage of sales, SG&A decreased to 43.4% from 54.5% in 2009.

Balance Sheet

Cash and cash equivalents at December 31, 2010 increased 88% to $145.6 million compared to $77.3 million at December 31, 2009.  The Company had no bank debt as of December 31, 2010.

In-line with the 32% increase in year-over-year fourth quarter sales and in support of the 57% increase over prior year ending backlog to $258.4 million, inventory grew 30% to $121.2 million at December 31, 2010 from $93.3 million at December 31, 2009.  On a sequential basis, inventories declined 15% from $142.5 million at September 30, 2010. The Company ended the fourth quarter of 2010 with accounts receivable of $64.3 million compared to $50.5 million at December 31, 2009.

“We had a good fourth quarter that concluded a year in which we achieved profitability in all four quarters for the first time since 2007,” said John McCarvel, President and Chief Executive Officer. “We reengaged the consumer during 2010 through great product and more effective marketing and merchandising programs. Our recent performance demonstrates we are succeeding at generating new demand and evolving into a year round brand as we continue to diversify our product line.  At the same time, we’ve made important investments in our operating platform to support our multi channel growth strategy and drive efficiency. Looking ahead, our backlog is up 57%, with all regions posting strong increases. We’re very pleased with the brand strength reflected in these future orders and we see continued potential for profitable expansion of our business.”

Guidance

For the first quarter of 2011, the Company expects revenue of approximately $215 million, a 29% increase over first quarter 2010 and gross margin is expected to be between 53% and 54% level.  The Company expects diluted earnings per share for the first quarter 2011 to be approximately $0.19. This guidance assumes an effective tax rate of 27% and outstanding diluted shares of approximately 91.0 million.

Conference Call Information

A conference call to discuss Crocs’ fourth quarter and full year 2010 financial results is scheduled for today (February 24, 2011) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 129 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on

Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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CROCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$179,192	$136,011	$789,695	$645,767
Cost of sales	92,859	75,743	365,931	344,806
Gross profit	86,333	60,268	423,764	300,961
Selling, general and administrative expenses	81,104	70,835	342,121	311,592
Foreign curency transaction losses (gains), net	(583)	582	(2,912)	(665)
Restructuring charges	—	1,653	2,539	7,623
Asset impairment charges	—	638	141	26,085
Charitable contributions expense	344	214	840	7,510
Income (loss) from operations	5,468	(13,072)	81,035	(51,184)
Interest expense	212	83	657	1,495
Gain on charitable contributions	(88)	(330)	(223)	(3,163)
Other (income) expense	(278)	625	(191)	(895)
Income (loss) before income taxes	5,622	(13,450)	80,792	(48,621)
Income tax (benefit) expense	893	(2,002)	13,066	(6,543)
Net income (loss)	$4,729	$(11,448)	$67,726	$(42,078)
Net income (loss) per common share:
Basic	$0.05	$(0.13)	$0.78	$(0.49)
Diluted	$0.05	$(0.13)	$0.76	$(0.49)
Weighted average common shares outstanding:
Basic	86,449,792	85,670,340	85,482,055	85,112,461
Diluted	88,632,967	85,670,340	87,595,618	85,112,461

CROCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2010	December 31, 2009	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$145,583	$77,343	$143,057
Accounts receivable, net of allowance for doubtful accounts of $10,249 and $9,839, respectively	64,260	50,458	81,303
Inventories	121,155	93,329	142,531
Deferred tax assets, net	15,888	7,358	7,973
Income tax receivable	9,062	8,611	9,597
Other Receivables	11,637	16,140	11,008
Prepaid expenses and other current assets	13,429	14,015	14,276
Total current assets	381,014	267,254	409,745

Property and equipment, net	70,014	71,084	65,882
Intangible assets, net	45,461	35,984	42,416
Deferred tax assets, net	34,711	18,479	18,859
Other assets	18,281	16,937	17,769
Total assets	$549,481	$409,738	$554,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,669	$23,434	$66,763
Accrued expenses and other current liabilities	59,049	53,580	65,216
Accrued restructuring charges	439	2,616	1,844
Deferred tax liabilities, net	17,620	9	—
Income taxes payable	23,084	6,377	18,188
Note payable, current portion of long-term debt and capital lease obligations	1,901	640	1,861
Total current liabilities	137,762	86,656	153,872

Deferred tax liabilities, net	847	2,192	2,085
Long-term income tax payable	29,861	27,890	27,890
Other liabilities	4,905	5,380	5,877
Total liabilities	173,375	122,118	189,724

Commitments and contingencies

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	––	––	––

Common shares, par value $0.001 per share, 250,000,000 shares authorized, 88,600,860 and 88,065,859 shares issued and outstanding, respectively, at December 31, 2010 and 86,224,760 and 85,659,581 shares issued and outstanding, respectively, at December 31, 2009.

	88	85	87
Treasury stock, at cost, 535,001 and 565,179 shares, respectively.	(22,008)	(25,260)	(23,610)
Additional paid-in capital	277,293	266,472	273,418
Retained earnings	89,881	22,155	85,152
Accumulated other comprehensive income	30,852	24,168	29,900
Total stockholders’ equity	376,106	287,620	364,947
Total liabilities and stockholders’ equity	$549,481	$409,738	$554,671